EXHIBIT 10.33

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (this “Agreement”) is entered into and effective as of September 29, 2010, by and among Peltz Capital Management, LLC, a Delaware limited liability company ("PCM"), Single Touch Systems, Inc., a Delaware corporation (the "Company"), and Anthony Macaluso, an individual ("Macaluso").

RECITALS

WHEREAS, PCM and the Company entered into that certain Non-Exclusive Special Advisory Services Agreement, dated October 30, 2008, by and between PCM and the Company (the "Advisory Services Agreement");

WHEREAS, PCM is the holder of that certain Warrant to Purchase Common Stock, dated October 28, 2008, issued by the Company (the "Warrant");

WHEREAS, PCM and the Company entered into to that certain Registration Rights Agreement, dated October 24, 2008, by and between PCM and the Company (the "Registration Rights Agreement");

WHEREAS, PCM and Macaluso entered into that certain Letter Agreement, dated October 24, 2008 (the "Macaluso Agreement," and collectively with the Advisory Services Agreement, the Warrant and the Registration Rights Agreement, the "Transaction Documents");

WHEREAS, on July 2, 2010, in compliance with Section 1(b)(i) of the Warrant, PCM elected to exercise its right under the Warrant to a "cashless exercise" for 250,000 shares of common stock of the Company (the "Cashless Exercise");

WHEREAS, certain disputes have arisen among the parties hereto with respect to the transactions contemplated by the Transaction Documents and the Cashless Exercise; and

WHEREAS, the parties hereto desire to settle all claims among them including those with respect to the Transaction Documents and the Cashless Exercise upon the terms and subject to the conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
PAYMENT AND WARRANT CLARIFICATION AND ADJUSTMENTS

1.1           Payment to PCM.  On August 11, 2010, the Company paid to PCM and PCM acknowledges receipt of Four Hundred Fifty Thousand Dollars ($450,000) by wire transfer of immediately available funds.

1.2           Cashless Exercise.  As of the date of this Agreement, PCM has exercised 125,000 warrants and received the required number of warrant shares pursuant to those exercises. The parties acknowledge and agree that the July 2, 2010 exercise of 250,000 warrants was previously rescinded.

1.3           Warrant Clarification.  With respect to the Warrant, PCM and the Company acknowledge and agree as follows:

(a)           the number of Warrant Shares (as defined in the Warrant) issuable pursuant to the Warrant as of the date hereof (and after giving effect to the issuance described in Section 1.2) is ten million, eight hundred seventy five thousand (10,875,000);

(b)           the Exercise Price (as defined in the Warrant) as of the date hereof is Eight Cents ($0.08) per share of common stock (the "Clarified Exercise Price"); and

(c)           all references to "1.5" in Section 1(b)(iii) of the Warrant shall hereafter be deemed to be references to "3" and all references to “3 Business Days” shall be hereafter be deemed to be references to “5 Trading Days.”

Concurrently with the execution hereof, the Company shall cause its Chief Executive Officer to issue a Warrant Adjustment Certificate, in the form attached hereto as Exhibit A, certifying as to the accuracy of the statements contained in subsections (a) and (b), as required by Section 3(e) of the Warrant.

1.4           Certain Adjustments Upon an Effective Registration Statement.  In the event that the Company successfully completes a registration statement covering not less than three million, eight hundred seventy five thousand (3,875,000) of the Warrant Shares issuable to PCM (and retained by PCM after the transfers contemplated by this Section 1.4) with a declared effective date on or prior to March 23, 2011 (the "Registration Statement") such that PCM may sell such Warrant Shares without regard to any limitations under Securities Act Rule 144 ("Rule 144"), as amended, then:

(a)           PCM will promptly assign to the Company the right to receive seven million (7,000,000) Warrant Shares issuable pursuant to the Warrant and will promptly execute and deliver to the Company a Warrant Power relating thereto, substantially in the form attached hereto as Exhibit B; and

(b)           the number of Warrant Shares issuable pursuant to the Warrant and retained by PCM shall be reduced to three million, eight hundred seventy five thousand (3,875,0000) shares.

The parties acknowledge and agree that PCM is making no representations and warranties of any kind with respect to any rights transferred pursuant to Section 1.4(a) and has agreed to effectuate such transfer solely at the request of the Company and Macaluso.  The Company shall indemnify PCM, its members and their respective affiliates and/or representatives with respect to any claims, demands, losses, liabilities, fees or expenses, including, without limitation, income or other applicable tax liabilities, arising out of or relating to the matters contemplated by this Section 1.4 .

1.5           Termination of Certain Obligations Following an Effective Registration Statement.  In the event that: (i) the conditions set forth in Section 1.4 have been, and remain at all times, satisfied, and (ii) PCM has successfully exercised its right to acquire at least three million, eight hundred seventy five thousand (3,875,000) Warrant Shares at a price of not more than the Clarified Exercise Price, or (iii) the Registration Statement has been declared effective for 18 months, then:

(a)           the Company shall be deemed to have delivered to PCM the full number of Warrant Shares it is obligated to issue and deliver to PCM under the Warrant; and

(b)           Macaluso's obligations to deliver warrants pursuant to the Macaluso Agreement shall terminate and be of no further force or effect whatsoever.

1.6           Interference with Right to Seller.  At no time shall the Company or Macaluso interfere, impede, obstruct, block or hinder, directly or indirectly, PCM's attempts to exercise the Warrants or to sell the shares issuable upon such exercise, including, without limitation, by attempting to revoke the Power of Attorney.  In the event of the breach of this Section by the Company and/or Macaluso, the Company shall pay to PCM in immediately available funds an amount equal to One Hundred Thousand Dollars ($100,000) for each such breach, which amount shall be in addition to any other rights and remedies available to PCM hereunder.

1.7           Adjustment to Share Numbers.  The parties acknowledge and agree that the number of Warrant Shares specified by Sections 1.4, 1.5 and 1.09 shall be subject to: (a) adjustment to the same extent, and with the same effect, as adjusted for any of the transactions described in Sections 3(a)-(c) and 3(f) of the Warrant, (b) reduction to the same extent as the number of Warrant Shares (other than those described in Section 1.2) sold by PCM pursuant to a valid exemption from registration under the Securities Act of 1933, as amended, under Rule 144 prior to the obtaining of an effective Registration Statement by the Company, and (c) PCM shall have a complete blocking right over new issuances at less than the $0.08 warrant strike price and if the Company violates the blocking right, PCM shall be paid a cash payment equal to the difference of the warrant strike price and the share price of the violating issuance times the number of unexercised warrants held by PCM at the time of the violating issuance.

1.8           No Other Changes.  Except as expressly set forth herein, all of the terms and conditions of the Transaction Documents are hereby ratified and confirmed and shall continue unchanged and in full force and effect, and all references to the Transaction Documents shall mean the Transaction Documents as amended by this Agreement.

1.9           Cancellation of Warrant Suspension and/or Termination.  If: (i) the Registration Statement ceases to be effective at any time prior to the earlier of: (A) the exercise and subsequent sale by PCM to an independent third-party buyer of not less than three million, eight hundred seventy-five thousand (3,875,000) Warrant Shares or (B) the date that is eighteen (18) months after the Registration Statement is declared effective or (ii) the Company and/or Macaluso violate the covenants contained in Section 1.7, then, without further action on the part of any party hereto:

(a)           the adjustments and terminations set forth in Sections 1.4(b) and 1.5 shall be deemed rescinded and shall be of no further force and effect whatsoever and the parties' respective rights and obligations under the Transaction Documents shall continue to be in full force and effect, binding in accordance with their respective terms, including, without limitation: (i) the number of Warrant Shares issuable pursuant to the Warrant (after giving effect to the issuance described in Section 1.2) being restored to ten million, eight hundred seventy five thousand (10,875,000), less the number of shares sold by PCM after the execution of this Agreement (notwithstanding the transfer contemplated by Section 1.4(a)), (ii) the restoration of the Company's delivery obligations with respect thereto and (iii) the reinstatement of the Macaluso Agreement.  The Company shall take all action required to effectuate the foregoing restorations and reinstatements;

(b)           the Company shall be liable to PCM and/or its members for the amount of any income or other applicable taxes owed by PCM and/or its members in connection with the adjustments contemplated by Section 1.09(a); and

(c)           the Company shall be liable to PCM for liquidated damages in the amount of One Million Dollars ($1,000,000) for (i) each such instance of the Registration Statement ceasing to be effective and (ii) each subsequent breach of the Transaction Documents.

The adjustments contemplated by this Section 1.09 shall not terminate, reduce or alter the indemnification obligations of the Company and/or Macaluso pursuant to Section 1.4.

1.10           Power of Attorney; Irrevocable Transfer Agent Instructions.  Concurrently with the execution of this Agreement, the Company and Macaluso shall execute and deliver to: (a) Harlan Peltz, the Power of Attorney, in the form attached hereto as Exhibit C (the "Power of Attorney"), and shall provide evidence of the delivery thereof to PCM, and (b) to PCM and to Continental Stock Transfer & Trust Company, the irrevocable instructions in the form attached hereto as Exhibit D.

1.11           Reimbursement of Legal Fees.  Concurrently with the execution of this Agreement, the Company shall promptly reimburse PCM for Thirty Thousand Dollars ($30,000) of legal fees and expenses incurred by PCM in connection with the negotiation, execution and performance of this Agreement.

ARTICLE 2
RELEASES

2.1           Company Release.  Except as to such rights or claims as may be contemplated by this Agreement, the Company and Macaluso and their respective their parents, subsidiaries, affiliates, related companies, predecessors, officers, directors, shareholders, employees, agents, successors, representatives, assigns, principals, investors, insurers, re-insurers, excess insurers, in-house attorneys, outside attorneys, heirs, executors and administrators (collectively, the "Company Parties") hereby release, remise and forever discharge PCM and all of its present and former parents, subsidiaries, affiliates, related companies, predecessors, successors, managers, officers, employees, agents, representatives, assigns, principals, members, investors, insurers, re-insurers, excess insurers, in-house attorneys and outside attorneys (collectively, the "PCM Parties") from any and all rights, claims, demands, causes of action, liabilities, lawsuits, damages, expenses, costs and fees, whether asserted or unasserted, known or unknown, actual or contingent, heretofore or hereafter arising out of, connected with or related to the dealings between the Company Parties and the PCM Parties prior to the effective date of this Agreement.

2.2           PCM Release.  Except as to such rights or claims as may be contemplated by this Agreement, the PCM Parties hereby release, remise and forever discharge the Company Parties from any and all rights, claims, demands, causes of action, liabilities, lawsuits, damages, expenses, costs and fees, whether asserted or unasserted, known or unknown, actual or contingent, heretofore or hereafter arising out of, connected with or related to the dealings between the PCM Parties and the Company Parties prior to the effective date of this Agreement.

2.3           Claims Not Released.  Notwithstanding the foregoing release, the parties do not release one another from any and all rights, claims, demands, causes of action, liabilities, lawsuits, damages, expenses, costs and fees, whether asserted or unasserted, known or unknown, actual or contingent, heretofore or hereafter arising out of, connected with or related to this Settlement and Release Agreement or the Transaction Documents hereafter as amended by this Agreement.

2.4           Statutory Waiver.  The parties specifically waive the benefit of the provisions of California Civil Code Section 1542 (or similar statues of other jurisdictions), which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The parties have been advised by their attorneys regarding the meaning of California Civil Code Section 1542 and of the implications of waiving the benefits thereof.  The waiver of California Civil Code Section 1542 (or similar statutes of other jurisdictions) is an essential term of this Agreement.

2.5           Tax Advice.  PCM, on the one hand, and the Company and Macaluso, on the other, acknowledge and agree that each party has relied exclusively upon his or its own, independent legal and tax advisers for advice (including tax advice) in connection with this Agreement.

2.6           Dismissal of Suits.  PCM, on the one hand, and the Company and Macaluso, on the other, shall promptly take all steps necessary to dismiss with prejudice any and all pending complaints, charges and grievances against the other, regardless of whether they are or have been filed internally or externally.

2.7           No Admission.  The parties acknowledge and agree that this Agreement is not and shall not be construed to be an admission or any violation of any federal, state or local statute or regulation, or of any duty owed by any party.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1           Company and Macaluso Representations. The Company and Macaluso hereby confirm and acknowledge that they: (a) have read the terms of this Agreement, (b) have hereby been advised in writing to consult with an attorney of their own choice prior to executing this Agreement, (c) have had an opportunity to do so, (d) understand this Agreement’s terms and effects, (e) have in fact been advised by counsel of their own choosing, (f) are satisfied with the representation provided by their counsel, (g) have the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (h) have not assigned or transferred any of the matters which are being released by the Company Parties pursuant to this Agreement and (i) have not entered into any transactions that have not previously been disclosed to PCM that materially affect any of PCM's rights under the Transaction Documents.  The Company and Macaluso further confirm and acknowledge that neither PCM nor any of its representatives has made any representations to the Company and/or Macaluso concerning this Agreement other than those contained herein.

3.2           PCM Representations.  PCM hereby confirm and acknowledge that it: (a) has read the terms of this Agreement, (b) has hereby been advised in writing to consult with an attorney of its own choice prior to executing this Agreement, (c) has had an opportunity to do so, (d) understands this Agreement’s terms and effects, (e) has in fact been advised by counsel of its own choosing, (f) is satisfied with the representation provided by its counsel, (g) has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (h) has not assigned or transferred any of the matters which are being released by the PCM Parties pursuant to this Agreement.

ARTICLE 4
MISCELLANEOUS

4.1           Non-Disparagement.  For a period of two (2) years after the date hereof, PCM, on the one hand, and the Company and Macaluso, on the other, agree that they will not disparage the other in any manner whatsoever.  Notwithstanding anything to the contrary, this Section 4.1 will not prevent or limit a party from giving truthful testimony or other legally compelled disclosures.

4.2           Confidentiality.  The parties covenant and agree that they will not communicate or disclose the terms of this Agreement to any persons except as required by law or: (a) by PCM or the Company, to the members of its Board of Directors or Managers, attorneys and other professional advisors and (b) by Macaluso, to members of his immediate family, his attorneys and his other professional advisors.

4.3           Company and Macaluso Breach.  The Company and Macaluso acknowledge and agree that the release by the PCM Parties and the other promises of PCM as set forth herein are expressly contingent upon the fulfillment and satisfaction of the obligations of the Company and Macaluso as set forth in this Agreement and the Transaction Documents hereafter as amended by this Agreement.  The benefits provided by and obligations of PCM pursuant to this Agreement shall immediately terminate upon the Company and/or Macaluso's material breach or non-compliance with this Agreement or the Transaction Documents, as amended hereby.

4.4           Interest.  In the event that any amounts owed by the Company and/or Macaluso pursuant to this Agreement are not paid on the dates specified herein or in the Transaction Documents, as applicable, such amounts shall thereafter bear interest at a rate of ten percent (10%) per annum.  Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.  Notwithstanding any provision of this Agreement, in no event shall the amount of interest paid or agreed to be paid by the Company and/or Macaluso exceed an amount computed at the highest rate of interest permissible under applicable law.

4.5           Liquidated Damages.  Each of the parties hereto acknowledges and agrees that the breach or threatened breach of Sections 1.6 and 1.9 would result in substantial damage to PCM and that it is and will be impracticable to determine the actual monetary amount of such damages.  Accordingly, the parties hereto hereby agree that such damages shall be presumed to be in an amounts set forth in such Sections, and, in the event of the breach of such Sections by the Company and/or Macaluso for each such breach, the Company shall pay to PCM in immediately available funds an amount equal to the amounts specified therein.  This provision with respect to the liquidated damages reflects the parties best estimate of the actual damages that would be sustained by PCM in the event of the breach of Sections 1.6 and 1.9 and not a penalty or forfeiture.

4.6           Press Releases.  PCM recognizes that, as a publicly traded company, the Company may be required to issue a public press release with respect to the subject matter of this agreement.  In the event that the Company makes a public announcement concerning the transactions contemplated by this Agreement, it shall provide PCM reasonable time to comment on and revise such announcement, such revisions to be subject to the Company's approval (which shall not be unreasonably delayed, withheld or conditioned).

4.7           Amendment and Waiver.  This Agreement may be amended if made in writing by each party hereto.  Any provision of this Agreement may be waived; provided, that no such waiver shall be binding upon an affected party hereto unless set forth in a writing executed by such affected party and referring specifically to the provision alleged to have been waived.  No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement and a waiver of any provision by any party hereto on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

4.8           Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto (including by operation of law) without the prior written consent of the other parties hereto.

4.9           Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given: (a) when personally delivered, sent by telecopy or electronic mail in portable document format (pdf) (with hard copy to follow) (provided, that if sent after 5:00 pm local time at the recipient's location, then notice shall be deemed to have been given on the next business day of when sent) or delivered by reputable overnight express courier (charges prepaid), or (b) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified in writing, notices, demands and communications to the parties shall be sent to the addresses indicated below:

If to PCM, to:

Peltz Capital Managements, LLC
c/o Trian Partners LLC
280 Park Avenue
New York, NY 10017
Facsimile No.:   (212) 451-3260
Attention:  Harlan D. Peltz

If to the Company or Macaluso, to:

Single Touch Systems, Inc.
2235 Encinitas Blvd., Suite 210
Facsimile No.:   (760) 438-1171
Attention:  Anthony Macaluso

4.10           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner so as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance is held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, then such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

4.11           Entire Agreement.  This Agreement and any agreements and documents referred to herein contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

4.12           Governing Law.  THE LAW OF THE STATE OF DELAWARE SHALL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE PERFORMANCE OF

THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

4.13           Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY LAW, THE PARTIES IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CERTIFICATE, DOCUMENT, AGREEMENT OR INSTRUMENT DELIVERED OR TO BE DELIVERED BY ANY PARTY HERETO IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

4.14           Submission to Jurisdiction.  Each of the parties hereto submits to the jurisdiction of the Chancery Court of the State of Delaware and/or the Federal District Court for the District of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined in any such court.  Each party hereto also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Nothing in this Section 4.14, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by law or at equity.  Each party hereto agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

4.15           Specific Performance.  Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 4.14 hereof), in addition to any other remedy to which he or it may be entitled, at law or in equity.

4.16           No Third-Party Beneficiaries.  Except with respect to the releases provided to the Company Parties and PCM Parties set forth in Sections 2.1 and 2.2 hereof, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

4.17           Further Assurances.  Each of the parties hereto agrees to sign any additional documents and to take all further actions as may be reasonably necessary to carry out the terms of this Agreement.

4.18           Interpretation.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.  Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  Each party to this Agreement has jointly participated in the drafting of this Agreement and been advised to consult with independent legal counsel.  The parties agree that the rule of construction that any ambiguities are to be resolved against the drafting party or parties will not be employed in any interpretation of this Agreement.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

4.19           Attorneys’ Fees.  The prevailing party in any lawsuit, claim, proceeding, litigation, arbitration, action or investigation between PCM, on the one hand, and the Company and/or Macaluso, on the other, with respect to this Agreement shall also be entitled to recover reasonable attorneys’ fees and costs of suit in addition to any other relief awarded such prevailing party.

4.20           Independent Legal Counsel.  Each of the parties hereto represents and warrants that such party has consulted with legal counsel concerning the terms of this Agreement and the legal implications thereof.  Each party hereto and her or its counsel have participated in the drafting of the terms and conditions set forth in this Agreement, and, accordingly, the rule of construction that any ambiguities are to be resolved against the drafting party will not be employed in any interpretation of this Agreement.

4.21           Counterparts.  This Agreement may be executed in one or more counterparts (including by means of telecopied or electronic signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Settlement and Release Agreement to be duly executed and delivered as of the date first above written.

"PCM" Peltz Capital Management, LLC, a Delaware limited liability company /s/ Harlan Peltz Harlan Peltz Member
"COMPANY" Single Touch Systems, Inc., a Delaware corporation /s/ Anthony Macaluso Anthony Macaluso Chief Executive Officer
"MACALUSO" /s/ Anthony Macaluso Anthony Macaluso

Signature Page to Settlement and Release Agreement

Exhibit A

Warrant Adjustment Certificate

I, Anthony Macaluso, do hereby certify that I am the duly elected, acting and qualified Chief Executive Officer of Single Touch Systems, Inc., a Delaware corporation (the “Company”); and pursuant to Section 3(e) of that certain Warrant to Purchase Common Stock, dated October 28, 2008 (the "Warrant"), issued by the Company to Peltz Capital Management, LLC, a Delaware limited liability company ("PCM"), I do hereby further certify to PCM that:

1.           the number of Warrant Shares (as defined in the Warrant) issuable pursuant to the Warrant as of the date hereof (and after giving effect to the "cashless exercise" by PCM as of the date hereof) is ten million, eight hundred seventy-five thousand (10,875,000);

2.           the Exercise Price (as defined in the Warrant) as of the date hereof is Eight Cents ($0.08) per share of common stock; and

3.           there have been no other adjustments to the Warrant as of the date hereof other than as described herein.

IN WITNESS WHEREOF, the undersigned has executed this Warrant Adjustment Certificate as of the date set forth above.

Dated:
/s/ Anthony Macaluso
Anthony Macaluso
Chief Executive Officer

Exhibit B

Company Warrant Power

FOR VALUE RECEIVED, Peltz Capital Management, LLC, a Delaware limited liability company (“Assignor”), does hereby assign and transfer to Single Touch Systems, Inc., a Delaware corporation (the “Corporation”), the right to receive seven million (7,000,000) shares of common stock of the Corporation, pursuant to the terms of that certain Warrant to Purchase Common Stock, dated October 28, 2008, issued by the Corporation, and does hereby irrevocably constitute and appoint any party to transfer said stock on the books of the Corporation with full power of substitution in the premises.

Dated:

Peltz Capital Management, LLC, a Delaware limited liability company

By:________________________________________________
Name:______________________________________________
Title:_______________________________________________

Exhibit C

Power of Attorney

The undersigned hereby irrevocably make, constitute and appoint Harlan Peltz ("Attorney-In-Fact"), with full power of substitution, as their true and lawful attorney to act for them in their names, place and stead, and for their use and benefit, to serve as their escrow agent with respect to: (a) the exercise by Peltz Capital Management, LLC, a Delaware limited liability company ("PCM") of (i) that certain Warrant to Purchase Comment Stock, dated October 28, 2008, issued by Single Touch Systems, Inc., a Delaware limited liability company or (ii) any warrants issued in connection with that certain Letter Agreement, dated October 24, 2008, by and between PCM and Anthony Macaluso, with respect to the issuance of warrants to PCM and (b) the transfer of any shares issued in connection with the exercise of the foregoing, in each case as requested by PCM.

The undersigned hereby grant to Attorney-In-Fact full power and authority to do and perform each and every act and thing which may be necessary or convenient in connection with any of the foregoing and to otherwise consummate the transactions contemplated by the foregoing agreements, as fully, to all intents and purposes, as we might or could do, if personally present, hereby ratifying and confirming all that Attorney-In-Fact shall lawfully do or cause to be done by authority hereof.

Attorney-in-Fact is empowered to determine with absolute discretion the time when, the purpose for, the conditions upon and the manner in which any right or power conferred hereby is exercised.

The power and authority granted hereby shall be irrevocable and shall be deemed coupled with an interest.  Any third party may act in reliance on this instrument without liability to the undersigned.  Attorney-in-Fact is authorized and directed to commence enforcement proceedings, at our expense, against any third party who fails to honor this power of attorney.

Our successors and assigns shall be bound by Attorney-in-Fact's acts under this power of attorney.

Single Touch Systems, Inc., a Delaware corporation /s/ Anthony Macaluso Anthony Macaluso Chief Executive Officer
/s/ Anthony Macaluso Anthony Macaluso

Exhibit D

Transfer Instructions

IRREVOCABLE TRANSFER AGENT INSTRUCTIONS

SINGLE TOUCH SYSTEMS, INC.

September 29, 2010

Continental Stock Transfer & Trust Company
17 Battery Place
New York, NY 10004

Ladies and Gentlemen:

Reference is made to: (a) that certain Warrant to Purchase Common Stock, dated October 28, 2008 (the "Warrant"), issued by the Single Touch Systems, Inc., a Delaware corporation (the "Company"), to Peltz Capital Management, LLC, a Delaware limited liability company ("PCM"), pursuant to which the Company issued to PCM warrants to acquire shares of common stock of the Company ( the "Underlying Shares"), attached hereto as Exhibit A, and (b) that certain Settlement and Release Agreement, effective September 29, 2010, by and among the Company, PCM and Anthony Macaluso, an individual, attached hereto as Exhibit B (the "Settlement Agreement," and collectively with the Warrant, the "Transaction Documents").  As of the date hereof, the number of Underlying Shares acquirable by PCM pursuant to the warrant is ten million, eight hundred seventy-five thousand (10,875,000), which number is subject to adjustment as set forth in the Transaction Documents.

You are irrevocably authorized and instructed to reserve a sufficient number of shares of common stock (initially ten million, eight hundred seventy-five thousand (10,875,000) shares) of the Company for issuance upon exercise of the Warrant in accordance with the terms thereof. You are hereby further irrevocably authorized and directed to issue the shares of common stock so reserved upon your receipt of an exercise notice, duly executed by PCM in accordance with the terms of the Warrant. Any exercise notice delivered hereunder shall constitute an irrevocable instruction to process such notice in accordance with the terms thereof. Such notice may be transmitted to you by facsimile or any commercially reasonable method.

The transfer agent, Continental Stock Transfer & Trust Company ("Continental"), has not previously received contrary instructions from the issuer or its agents, nor is Continental aware of any facts or circumstances that would make the transaction improper or illegal under applicable U.S. laws or regulations.

A copy of the Warrant is attached hereto as Exhibit A. You should familiarize yourself with your issuance and delivery obligations as transfer agent contained therein. With respect to any exercise of the Warrant, the shares to be issued are to be registered in the name of the registered holder submitting the exercise notice and the transfer agent shall have received an opinion of counsel to the Company that such issuance of the shares as defined is an exempt transaction under the Federal Securities Act of 1933, as amended (the "1933 Act").

So long as you have received confirmation that the shares have been registered under the 1933 Act or otherwise may be sold pursuant to Rule 144 promulgated thereunder ("Rule 144") without any restriction as to the number of securities as of a particular date that can be immediately sold, such shares should be transferred, at the option of the holder of the Warrant as specified in the exercise notice, either: (a) electronically by crediting the account of a prime broker with the Depositary Trust Company through its Deposit Withdrawal Agent Commission system or (b) in certificated form without any legend which would restrict the transfer of the shares, and you should remove all stop-transfer instructions relating to such shares. Until such time as you are advised by counsel to the Company that the shares have been registered under the 1933 Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, you are hereby instructed to place the following legend on the certificates:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS, THAT REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE UNDER SAID ACT."

The legend set forth above shall be removed and you are instructed to issue a certificate without such legend to the holder of any shares upon which it is stamped, if, unless otherwise required by applicable state securities laws: (a) such shares are registered for sale under an effective registration statement filed under the 1933 Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can be immediately sold, (b) the Company is provided with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such security may be made without registration under the 1933 Act and such sale or transfer is effected or (c) the Company is provided with reasonable assurances that such shares can be sold pursuant to Rule 144.

The Company shall indemnify you and your officers, directors, principals, partners, agents and representatives and hold each of them harmless from and against any and all loss, liability, damage, claim or expense (including the reasonable fees and disbursements of its attorneys) incurred by or asserted against you or any of them arising out of or in connection with the instructions set forth herein, the performance of your duties hereunder and otherwise in respect hereof, including the costs and expenses of defending yourself or themselves against any claim or liability hereunder, except that the Company shall not be liable hereunder as to matters in respect of which it is determined that you have acted with gross negligence or in bad faith. You shall have no liability to the Company in respect to any action taken or any failure to act in respect of this if such action was taken or omitted to be taken in good faith, you shall be entitled to rely in this regard on the advice of counsel.

The board of directors of the Company has approved the foregoing (irrevocable instructions) and does hereby extend the Company’s irrevocable agreement to indemnify your firm for all loss, liability or expense in carrying out the authority and direction herein contained on the terms herein set forth.

The Company agrees that in the event Continental resigns as the Company’s transfer agent, the Company shall engage a suitable replacement transfer agent  that will agree as transfer agent and be bound by the terms and conditions of these irrevocable instructions within five (5) business days.

PCM and its successors and assigns under the warrant are intended to be and are third party beneficiaries hereof, and no amendment or modification to the instructions set forth herein may be made without the consent of such investors.

These instructions are irrevocable by the Company and have been executed and delivered pursuant to the Settlement Agreement.  Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with those instructions.

Very truly yours,

Single Touch Systems, Inc., a Delaware corporation

/s/ Anthony Macaluso
Anthony Macaluso
Chief Executive Officer

ACKNOWLEDGED AND AGREED:

Continental Stock Transfer & Trust Company

By:____________________________
Name:__________________________
Title:___________________________